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                                                                       EXHIBIT 5



February 2, 1999

Banknorth Group, Inc.
300 Financial Plaza
Burlington, VT 05401

Re:  Post-Effective Amendment on Form S-8 to S-4 Registration Statement

Gentlemen:

Reference is made to Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement of Banknorth Group, Inc. (the "Company") on Form S-4 (Reg. No. 333-68237) (the "Amendment") to be filed by the Company on or about February 2, 1999 with the Securities and Exchange Commission, with respect to the issuance of up to 432,955 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"),upon the exercise of stock options previously issued under the Amended and Restated 1995 Stock Incentive Plan and the 1995 Directors' Stock Option Plan, as amended, of Evergreen Bancorp, Inc. (together, the "Evergreen Plans"). The options were assumed by the Company (the "Assumed Options") in connection with the merger of Evergreen Bancorp, Inc. with and into the Company, pursuant to an Affiliation Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, as of July 31, 1998 (together, the "Plan of Merger").

We have reviewed applicable provisions of law and have examined such documents and records and have made inquiries of the officers and directors of the Company as we considered necessary or appropriate for purposes of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company upon exercise of the Assumed Options have been duly authorized for issuance and when issued and delivered in accordance with the terms of the Evergreen Plans as modified pursuant to the terms the Plan of Merger, such Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PRIMMER & PIPER, P.C.

/s/ Primmer & Piper, P.C.
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